Exhibit 15.2

[Letterhead of Commerce & Finance Law Offices]

March 28, 2014

Ctrip.com International, Ltd.
No. 99 Fu Quan Road
Shanghai 200335, People’s Republic of China

Dear Sirs:

We consent to the reference to our firm under the headings “Key Information — Risk Factors,” “Information on the Company — Business Overview — PRC Government Regulations”, “Major Shareholders and Related Party Transactions — Related Party Transactions” and “Financial Statements — Notes to the Consolidated Financial Statements” in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission in the month of March 2014.

Yours faithfully,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices